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                                                                 EXHIBIT 8.1

                               PROSKAUER ROSE LLP
                                  1585 Broadway
                          New York, New York 10036-8299




                                January 25, 1999


Superior TeleCom Inc.
Superior Trust I
1790 Broadway
New York, N.Y.  10019-1412


Ladies and Gentlemen:

         We have acted as counsel to Superior TeleCom Inc., a Delaware corporation (the "Company"), and Superior Trust I, a Delaware statutory business trust (the "Trust"), in connection with the preparation and filing with the Securities and Exchange Commission ("SEC") of the Company's Registration Statement on Form S-4.

         Pursuant to the Registration Statement, up to $171,765,650 aggregate principal amount of the Company's 8 1/2% Convertible Subordinated Debentures due 2014 ("Convertible Subordinated Debt Securities") will be issued to the Trust in connection with the issuance by the Trust of 8 1/2 Trust Convertible Preferred Securities (the "Trust Preferred Securities"). The Trust Preferred Securities will be issued to shareholders of Essex International Inc. ("Essex") in connection with the merger of Essex into a wholly owned subsidiary of the Company.

         You have requested our opinion as to the material United States federal income tax consequences of (i) the receipt of Trust Preferred Securities in the merger and (ii) the ownership, disposition and conversion of the Convertible Subordinated Debt Securities and Trust Preferred Securities. In preparing our opinion, we have reviewed and relied upon the Company's Registration Statement on Form S-4 with respect to the matters discussed therein and such other documents as we deemed necessary.

         In our opinion, the discussion in the Registration Statement under the caption "Certain U.S. Federal Income Tax Consequences" accurately describes the material U.S. federal income tax consequences of the receipt of Trust Preferred Securities in the


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merger and the ownership, disposition and conversion of the Convertible
Subordinated Debt Securities and Trust Preferred Securities.

         The foregoing opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed and temporary regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" and "Certain U.S. Federal Income Tax Consequences" in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, and rules and regulations of the SEC promulgated thereunder.


                                  Sincerely yours,

                                  /s/ PROSKAUER ROSE LLP